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                                                                  EXHIBIT 10.118

                       EXCLUSIVE PRODUCT SUPPLY AGREEMENT


This Exclusive Product Supply Agreement ("this Agreement") for high density hydrophilic foam is made effective on the 28th day of July, 1998 ("Effective Date") by and between Wilshire Technologies, Inc. ("WTI"), a California corporation with a place of business at 5681 Edison Place, Carlsbad, California 92008 and Time Release Sciences, Inc. ("TRS"), a New York corporation with a place of business at 1889 Maryland Avenue, Niagara Falls, New York 14305.

                                    RECITALS


WHEREAS, WTI is a manufacturer and supplier of clean room and contamination control products used for specialized applications in the electronics and medical device industries;

WHEREAS, TRS is a manufacturer of high density hydrophilic foam;

WHEREAS, WTI desires to purchase such hydrophilic foam material from TRS; and

WHEREAS, TRS wishes to supply WTI's requirements of the hydrophilic foam material.

NOW THEREFORE, the parties hereto agree as follows:

1.0      DEFINITIONS.

         1.1 Minimum Annual Quantity shall mean the minimum annual quantity of the Products and the Additional Products which WTI is obligated to purchase from TRS as set forth on Exhibit A attached hereto. The Minimum Annual Quantities of the Product shall include purchases of the Product by TMP Technologies, Inc. ("TMP") when used by TMP in manufacturing products sold to WTI. If the price per board foot of the Product sold to TMP is different from the price referenced in paragraph 5.1, then the calculation of the quantity of the Product purchased by TMP shall be based on the price paid by TMP to TRS.

         1.2 Product(s) shall mean the 8.3 pound high density hydrophilic foam product current manufactured by TRS and designated by WTI Part Numbers 3270018 and 3270056, and any products substantially similar to the Product(s).

         1.3 Additional Product(s) shall mean the 5.6 pound medium density hydrophilic foam product current manufactured by TRS and designated by WTI Part Number 3270010.



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         1.4 Specification shall mean the Product and the Additional Product specifications attached to this Agreement as Exhibit B.

2.0      TERM.

         2.1 The term of this Agreement shall be for a period of three (3) years commencing on the Effective Date above and ending automatically at the expiration of this period.

         2.2 If WTI and TRS expressly agree in writing to renew this Agreement prior to the foregoing expiration date, this Agreement shall continue in full force and effect for one or more successive one (1) year renewal periods.

3.0      SUPPLY AND PURCHASE.

         3.1 WTI agrees that it will purchase the Minimum Annual Quantities. In the event that WTI fails to purchase the Minimum Annual Quantity in a particular year, TRS shall be entitled to convert this Agreement to a nonexclusive supply agreement (and Section 3.3 below shall be rendered null and void). Conversion to nonexclusivity will constitute TRS' exclusive remedy for WTI's failure to purchase the Annual Minimum Quantity in a particular year (and WTI will not be held to any further minimum purchase requirement following such conversion).

         3.2 TRS will use its best efforts to supply the Minimum Annual Quantities and any additional quantities forecasted by WTI pursuant to Section 4 below.

         3.3 TRS agrees that it will not supply the Product to any other customer which manufactures and/or sells products for clean room and/or contamination control markets during the term of this Agreement. TRS agrees that it will not supply the Product to any other customer which manufactures and/or sells products for clean room and/or contamination control markets for a period of six (6) months following the termination or expiration of this Agreement, provided that WTI has purchased 80% or more of the Minimum Annual Quantities in the year immediately preceding the date of termination.

4.0      PURCHASE ORDERS/FORECASTS

         During the first week of each month, WTI shall forward to TRS a three
(3) month rolling forecast of Product and Additional Product requirements designating the quantities of the Product and the Additional Product which WTI intends to sell in such period. Product and Additional Product requirements scheduled for delivery in months 1 and 2 of the rolling forecast will be considered firm orders and may not be rescheduled or canceled by WTI.



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5.0      PRICES AND PAYMENT

         5.1 The price of the Product and the Additional Product will be $3.24 per board foot and $2.03 per board foot, respectively, provided that that WTI and TRS may adjust such price during the term of this Agreement by mutual agreement.

         5.2 All payments for the Product and the Additional Product shall be due thirty (30) days from the date of TRS' shipment to WTI.

6.0      DELIVERY/RISK OF LOSS

         6.1 Delivery of all Product and Additional Product ordered by WTI shall be made F.O.B. point of shipment. WTI shall be responsible for the payment of all freight and insurance charges.

         6.2 Title and risk of loss to the Product and the Additional Product shall pass to WTI when TRS gives possession to the carrier at the F.O.B. point of shipment.


7.0      TECHNICAL ASSISTANCE.

         TRS shall provide technical assistance as required without additional charge to WTI.

8.0      WARRANTIES.

         TRS warrants that the Product and the Additional Product will be free from defects in material and workmanship and conform to the Specification for a period of six (6) months from the date of delivery. TRS HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PURPOSE.

9.0      CONFIDENTIALITY.

         9.1 To the extent that WTI and TRS must disclose confidential information not generally known in the industry to each other as a consequence of the performance of this Agreement, the parties shall clearly identify such information upon disclosure. If such disclosure is made in writing, each page thereof containing such information shall be marked with the legend "Confidential Information" or similar designation. If such disclosure is made orally or visually, each party shall identify the data or material disclosed as "Confidential Information" or similar designation at the time of disclosure, and such oral or visual disclosure shall be reduced to writing promptly by the disclosing party no later than thirty (30) days after disclosure. Each party shall use such Confidential Information only for the purposes of fulfilling its obligations under this Agreement and shall take reasonable precautions to limit the disclosure of Confidential Information. Such



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information shall be disclosed only to those employees, agents, representatives and suppliers having a need to know Confidential Information in connection with their performance of this Agreement.

         9.2 Neither WTI nor TRS shall be liable for disclosure or use of Confidential Information if:

                  (a) the Information was known to a party prior to its receipt of the Information from the other party;

                  (b) the Information became known or available to a party from an independent third party source under no obligation of secrecy with respect thereto;

                  (c) the Information became part of the public domain in any way without breach of the Agreement; and

                  (d) the Information was disclosed by a party in accordance with the written approval of the other party.

10.0     TERMINATION

         Notwithstanding the provisions of Section 2, this Agreement may be terminated immediately by written notice upon the occurrence of any of the following events:

         (i) by TRS or WTI in the event proceedings are instituted by or against the other party in bankruptcy or under in solvency laws; or

         (ii) by TRS or WTI in the event of a breach of any material term of the Agreement by the other party and failure to cure such breach within forty-five
(45) days after such party's receipt of written notice detailing such breach.

11.0     ARBITRATION

         Any and all controversies or disputes between the parties arising under any Section of this Agreement shall be submitted to an arbitrator for final and binding resolution in accordance with the commercial arbitration rules of the American Arbitration Association. The site of the arbitration shall be at Buffalo, New York and the law of the State of New York shall be applied by the arbitrators.

12.0     INTELLECTUAL PROPERTY INFRINGEMENT

         12.1 TRS shall at its own expense defend, or at its option settle, any claim, suit or proceeding brought against WTI based on an allegation that the Product or the Additional Product supplied hereunder constitutes a direct or contributory infringement of any copyright, trade secret or claim of a United States patent held by a third party.



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This obligation shall be effective only if WTI shall have made all payments then due hereunder or if TRS is notified promptly in writing and given authority, information and assistance for the defense of such claim, suit or proceeding. In the event Product or Additional Product supplied by TRS hereunder become the subject of a claim, suit or proceeding for infringement of a copyright, trade secret or claim of a United States patent held by a third party, or in the event of any adjudication that the Product or Additional Product so infringes, then
TRS shall at its option either (a) procure the right to continue using said Product or Additional Product; or (b) replace it with non-infringing Product or Additional Product; or (c) modify it so that it becomes non-infringing; or (d) as a last resort, accept the return of the Product or Additional Product in bun stock and refund the purchase price of all Product or Additional Product returned in bun stock and purchased by WTI under this Agreement.

         12.2     This indemnity does not apply to the following:

                  a. patented processes formed by the Product or the Additional Product in conjunction with products not sold by TRS or another product produced thereby;

                  b. combinations of the Product or the Additional Product with another product not furnished hereunder unless TRS is a contributory infringer; or

                  c. any settlements of a suit or proceeding made without TRS's written consent.

13.0     LIMITATION OF LIABILITY

         In no event shall WTI or TRS be liable to the other for any special, indirect, incidental or consequential damages.

14.0     GENERAL

         14.1 Force Majeure. Neither TRS nor WTI shall be liable for failure to perform or for delay in performance due to fire, flood, strike, act or God, act of any governmental authority, embargo or other reasonably unforeseeable cause. In the event of delay in performance due to any such cause, the date of delivery or time for completion will be extended by a period of time reasonably necessary to overcome the effect of such delay.

         14.2 Notices. All notices permitted or required under this Agreement shall be sent via facsimile, certified mail or courier to the signature parties at the addresses set forth above.



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         14.3 Independent Contractor Status. Nothing contained in this Agreement shall be construed as creating a partnership or joint venture between the parties. The relationship of TRS to WTI shall at all times be that of an independent contractor. Neither party to this Agreement shall have any implied or express rights or authority to assume or create any obligations on behalf of or in the name of the other party.

         14.4 Assignment. This Agreement and the mutual obligations and duties of the parties hereunder may not be assigned or transferred by either party without the prior written consent of the other party to this Agreement, except that either party may assign this Agreement in connection with a merger or the sale of substantially all the assets of such party, provided that the assignee is at least capable, financially and otherwise, of performing this Agreement as the assigning party at that time.

         14.5 Entire Agreement. This Agreement (including the referenced Exhibits) contains the complete understanding of the parties with respect to the development, manufacture and sale of the Product and the Additional Product. This Agreement supersedes all previous agreements and understandings between the parties with respect to the subject of the Agreement including but not limited to the March 25, 1998 letter between Alan Seacord and Fred Silver, and may be amended or supplemented only by another writing signed by the parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.


WILSHIRE TECHNOLOGIES, INC.        TIME RELEASE SCIENCES, INC.


By: /s/ John Van Egmond                      By: /s/ Fred Silver
   -------------------------------              --------------------------------
        John Van Egmond                              Fred Silver

Title: President & CEO                       Title: President
      ----------------------------                 -----------------------------

Date: 7/28/98                                Date: 7/29/98
     -----------------------------                ------------------------------



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                       EXCLUSIVE PRODUCT SUPPLY AGREEMENT
                     BETWEEN WTI AND TRS DATED JULY 28, 1998

                                    EXHIBIT A


                            Minimum Annual Quantities
             of the Product and the Additional Product Combined (a)


(i)      Year One:      $  700,000.


(ii)     Year Two:     $1,000,000.


(iii)    Year Three:   $1,300,000.

Note (a): The Minimum Annual Quantities of the Product shall include purchases of the Product by TMP when used by TMP in manufacturing products sold to WTI.



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                       EXCLUSIVE PRODUCT SUPPLY AGREEMENT
                     BETWEEN WTI AND TRS DATED JULY 28, 1998

                                    EXHIBIT B


                                  Specification




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